Exhibit 99.2

Sierra Oncology Obtains Debt Facility from Silicon Valley Bank to Acquire and Advance Momelotinib

- Up to $15 million available in three $5 million tranches; additional $25 million potentially available -

VANCOUVER, August 22, 2018—Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today announced that it has obtained a debt facility from Silicon Valley Bank to support the advancement of its drug development programs, including to acquire and advance its Phase 3 drug candidate, momelotinib, for the treatment of myelofibrosis.

“This credit facility provides us with the option to access minimally dilutive capital rapidly and incrementally as needed to advance momelotinib, while helping to ensure we remain well capitalized to prosecute our robust development program for SRA737 and commence the clinical program for SRA141,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “With this facility, combined with our cash position of approximately $125 million as at June 30, 2018, we believe we have sufficient resources to deliver on key milestones across all three programs.”

Under the terms of the debt facility with Silicon Valley Bank, Sierra can borrow up to $15 million in three $5 million tranches, the first of which was drawn by the company on loan closing. The subsequent tranches may be drawn upon the achievement of certain business and clinical milestones associated with the advancement of momelotinib. An additional $25 million is potentially available in an uncommitted incremental facility subject to lender approval.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. Our lead drug candidate, momelotinib, is a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis encompassing a range of meaningful anemia benefits, including eliminating or reducing the need for frequent blood transfusions, as well as achieving substantive spleen and constitutional symptom control. Momelotinib has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis demonstrating robust clinical activity. More than 1,200 subjects have received momelotinib since clinical studies began in 2009.

Sierra is also advancing SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). SRA737 is currently being investigated in two Phase 1/2 clinical trials primarily focused on patients with ovarian cancer: SRA737-01, a monotherapy study, and SRA737-02, a drug combination study evaluating SRA737 potentiated by low dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with a PARP inhibitor. SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

About Silicon Valley Bank

For 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s business strategy, use and adequacy of existing capital, ability to make future draws under the debt facility, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com